Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Paul B. Susie
Chief Financial Officer &
Executive Vice President
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Second Quarter Net Income and
Reversal of Net Deferred Tax Asset Valuation Allowance

Annapolis, MD (July 27, 2016) – Severn Bancorp, Inc., (“the Company”),(Nasdaq: SVBI) parent company of Severn Bank (“Severn”), today announced net income of $12,475,000 or $1.02 per diluted share for the second quarter of 2016 compared to a net income of $1,365,000 or $.08 per diluted share for the second quarter of 2015. Earnings for the second quarter also increased compared to net income of $907,000 or $.03 per diluted share for the first quarter of 2016. Year to date earnings increased to $13,382,000 or $1.12 per diluted share for 2016 versus $2,230,000 or $.10 per share for the same period of 2015. Diluted earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization.

Included in the net income for the quarter ended June 30, 2016 is the reversal of the valuation allowance recorded against the net deferred tax assets of the Company. The reversal results in the recognition of a one-time income tax benefit in the second quarter of 2016 of approximately $11,837,000, or $1.00 per diluted share. The Company has now concluded that, as of June 30, 2016, it is more likely than not that it will generate sufficient taxable income within the applicable carry-forward periods to realize its net deferred tax assets. This conclusion, and the resulting reversal of the net deferred tax asset valuation allowance, is based upon consideration of a number of factors, including the Company’s (i) completion of an eighth consecutive quarter of profitability and (ii) forecast of future profitability, under several potential scenarios where the Company has assigned more weight to its continued profitability than potential future growth which it is planning to achieve. As a result of the reversal, the Company’s net deferred tax asset amounted to approximately $11,239,000 as of June 30, 2016.

“The second quarter of 2016 has seen a lot of positive activity for the Company,” stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “During the quarter we raised $11 million in new capital and redeemed $10 million of TARP preferred shares.  Our assets increased over $30 million from year end 2015 with a $19 million increase in our loan portfolio.  Our Commercial Banking team is doing a fantastic job of meeting our local business community’s lending needs. We are making good progress on the opening of our fifth branch in Severna Park, Maryland scheduled for this Fall.  All signs point to potential for continued growth and strength for Severn. We are excited for the continued opportunity to offer the best in local banking to Anne Arundel County residents.”

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $790 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland with a fifth branch scheduled to open in the Fall of 2016. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn Bank is a trade name used by Severn Savings Bank, FSB. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Summary Operating Results:
Interest income	$7,642	$7,504	$7,582	$7,932	$7,779
Interest expense	2,101	2,269	2,264	2,284	2,243
Net interest income	5,541	5,235	5,318	5,648	5,536
Provision for loan losses	100	-	(480)	-	100
Net interest income after provision for loan losses	5,441	5,235	5,798	5,648	5,436
Non-interest income	1,843	1,221	1,409	1,469	2,332
Non-interest expense	6,003	5,549	6,127	5,838	6,368
Income before income tax provision	1,281	907	1,080	1,279	1,400
Income tax (benefit) provision	(11,194)	-	2	52	35
Net income	$12,475	$907	$1,078	$1,227	$1,365
Net income available to common shareholders	$12,012	$313	$484	$633	$772
Per Share Data:
Basic earnings per share	$1.02	$0.03	$0.05	$0.06	$0.08
Diluted earnings per share	$1.02	$0.03	$0.05	$0.06	$0.08
Average basic shares outstanding	11,759,209	10,088,879	10,088,879	10,088,879	10,088,549
Average diluted shares outstanding	11,814,656	10,128,251	10,133,663	10,116,060	10,113,295

Performance Ratios:
Return on average assets	1.61%	0.12%	0.14%	0.16%	0.18%
Return on average equity	14.01%	1.07%	1.28%	1.47%	1.65%
Net interest margin	3.18%	3.07%	3.10%	3.20%	3.16%
Efficiency ratio*	79.97%	85.25%	89.43%	80.17%	80.27%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Balance Sheet Data:
Total assets	$794,142	$765,434	$762,079	$773,977	$781,923
Total loans receivable	617,900	601,288	598,414	597,061	611,823
Allowance for loan losses	(8,804)	(8,633)	(8,758)	(8,689)	(8,944)
Net loans	609,096	592,655	589,656	588,372	602,879
Deposits	539,677	524,733	523,771	536,646	544,112
Borrowings	125,000	115,000	115,000	115,000	115,000
Stockholders' equity	99,521	86,885	86,456	85,876	85,145
Bank's Tier 1 core capital to total assets	14.3%	15.0%	14.9%	14.5%	14.1%
Book value per share	$6.86	$5.97	$5.93	$5.87	$5.80

Asset Quality Data:
Non-accrual loans	$9,206	$8,274	$8,974	$8,778	$10,107
Foreclosed real estate	1,112	1,737	1,744	1,919	2,092
Total non-performing assets	10,318	10,011	10,718	10,697	12,199
Total non-accrual loans to net loans	1.5%	1.4%	1.5%	1.5%	1.7%
Total non-accrual loans to total assets	1.2%	1.1%	1.2%	1.1%	1.3%
Allowance for loan losses	8,804	8,633	8,758	8,689	8,944
Allowance for loan losses to total loans	1.4%	1.4%	1.5%	1.5%	1.5%
Allowance for loan losses to total non-accrual loans	95.6%	104.3%	97.6%	99.0%	88.5%
Total non-performing assets to total assets	1.3%	1.3%	1.4%	1.4%	1.6%
Non-accrual troubled debt restructurings (included above)	1,143	1,327	1,329	1,835	2,128
Performing troubled debt restructurings	23,315	23,934	24,386	24,449	25,591
Loan to deposit ratio	114.5%	114.6%	114.3%	111.3%	112.4%